Exhibit 99.1

Spire Global Completes Sale of Maritime Business; Debt Eliminated

VIENNA, VA, April 25, 2025 – Spire Global, Inc. (NYSE: SPIR) (“Spire” or “the Company”), a global provider of space-based data, analytics and space services, completed the previously announced sale of its maritime business to Kpler for approximately $233.5 million, before adjustments, plus a $7.5 million agreement for services over a twelve-month period, post close. Spire used the proceeds of the sale to retire all outstanding debt. The remaining proceeds will be used to invest in near-term growth opportunities.

Forward Looking Statements

This press release contains forward-looking statements, including information about Spire’s intended use of the proceeds of the sale of its maritime business to Kpler, management's view of Spire’s future expectations, plans and prospects, including management’s views regarding future execution within Spire’s business, and the opportunity management sees in Spire’s industry, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Spire to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents Spire files with the Securities and Exchange Commission, including but not limited to, Spire’s Annual Report on Form 10-K/A for the year ended December 31, 2024, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Spire’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Spire cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Spire expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Spire Global, Inc.

Spire (NYSE: SPIR) is a global provider of space-based data, analytics and space services, offering unique datasets and powerful insights about Earth so that organizations can make decisions with confidence in a rapidly changing world. Spire builds, owns, and operates a fully deployed satellite constellation that observes the Earth in real time using radio frequency technology. The data acquired by Spire’s satellites provides global weather intelligence, ship and plane movements, and spoofing and jamming detection to better predict how their patterns impact economies, global security, business operations and the environment. Spire also offers Space as a Service solutions that empower customers to leverage its established infrastructure to put their business in space. Spire has nine offices across the U.S., Canada, UK, Luxembourg, Germany and Singapore. To learn more, visit spire.com.

Contacts

For Media:

Kristina Spychalski

Head of Communications

Kristina.Spychalski@spire.com

For Investors:

Benjamin Hackman

Head of Investor Relations

Benjamin.Hackman@spire.com